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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                           -------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report:  December 3, 1999
                       (Date of earliest event reported)


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                            GENCOR INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


                           -------------------------


   Delaware                          0-3821                         59-0933147
(State or other              (Commission File Number)             (IRS Employer
jurisdiction of                                                   Identification
incorporation or                                                        No.)
 organization)

            5201 NORTH ORANGE BLOSSOM TRAIL, ORLANDO, FLORIDA 32810
               (Address of principal executive offices, zip code)

                                 (407) 290-6000
              (Registrant's telephone number, including area code)
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Item 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

     (a) Subsequent to the issuance of the Registrant's consolidated financial statements as of and for the year-ended September 30, 1998, and as publicly announced on January 28, 1999, management of the Registrant discovered that certain accounting irregularities and other improprieties may have occurred at its United Kingdom subsidiary, Gencor ACP, Ltd. ("ACP"). At the direction of the Registrant's Board of Directors and Audit Committee, immediate inquiry was made into the financial affairs of ACP. This quickly developed into a full investigation which over its course confirmed accounting irregularities and other improprieties by ACP's Managing Director and its Chief Financial Officer, both of whom were immediately terminated and replaced. The Registrant then directed that its certified public accountants, Deloitte & Touche LLP, take all steps necessary to enable the Registrant to complete a re-audit in the U.K. so that the Registrant would be in a position to file its restated 1998 consolidated financial statements, and further be in a position to file its quarterly statements for the fiscal year 1999 at the earliest possible date.

     The Registrant and Deloitte & Touche LLP diligently worked on revising the Registrant's consolidated financial statements as of and for the year-ended September 30, 1998. By the end of January 1999 the Registrant anticipated that it would be able to disclose its revised financial statements as of and for the year-ended September 30, 1998, to the public within a short period of time thereafter. The Registrant received a letter from Deloitte & Touche LLP on February 1, 1999, to the effect that their report dated November 3, 1998, should no longer be relied upon or associated with the Registrant's consolidated financial statements as of and for the year-ended September 30, 1998.

     In April 1999, Registrant and Deloitte & Touche LLP had completed the re-audit. However, during the process of the re-audit, the Registrant learned that Deloitte & Touche LLP's affiliate in the U.K. ("Deloitte UK") was not in compliance with US accounting rules regarding accounting independence because Deloitte UK had charged ACP a fee in connection with rendering certain executive recruiting services. The Registrant, its counsel and Deloitte & Touche LLP met with the Securities and Exchange Commission (the "SEC") to discuss the matter in June of 1999. From that time on, this issue became a protracted matter between the SEC and Deloitte & Touche LLP. Gencor could only wait on the sidelines for a resolution of the matter, or directions from the SEC on how to proceed so as to hasten the day when the Registrant could file financials and resume the trading of its stock. The Registrant regularly pursued the SEC to learn of the disposition of the independence matter. However, with no ruling having been rendered, in September 1999, the Registrant on its own initiative undertook to have the ACP operation re-audited for the second time by a new, wholly-independent accounting firm, Grant Thornton, LLP.

     The Registrant had presumed that this second re-audit would alleviate any possible problems that the SEC had with the Deloitte UK audit. Although the Grant Thornton, LLP re-audit was to be a costly, and time-consuming process, it was believed
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to be the prudent thing to do in order to overcome the SEC/Deloitte & Touche LLP stalemate. At no time was the Registrant alerted that the SEC might disqualify Deloitte & Touche LLP also as the consolidating global auditor for all of the Registrant worldwide. Unfortunately on November 18, 1999, the SEC finally responded to the Registrant advising that it had determined that Deloitte & Touche LLP was not independent on a global basis, thus requiring the Registrant to retain the services of another audit firm to re-audit all of the Registrant's worldwide operations, not just ACP in England, for the year 1998.

     Because of this ruling by the SEC, the Registrant has made the decision to terminate Deloitte & Touche LLP and informed Deloitte & Touche LLP of this fact on December 3, 1999.

     Deliotte & Touche LLP's report on the Registrant's financial statements for each of the last two fiscal years, prior to their withdrawal, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Board of Directors. During the Registrant's two most recent fiscal years and in the period since September 30, 1998, there were no disagreements with Deliotte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Deliotte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

     The Registrant is in the process of selecting a new nationally-known independent certified public accountant and at the present expects to have its worldwide re-audit completed in the Spring of 2000.

     Information contained in this Report, other than historical information, may be considered forward-looking in nature. As such, it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be
controllable by the Registrant.   Some of these assumptions, which relate to the
re-audit, will be that (i) the Registrant is able to timely select new auditors, and (ii) there will be no delays in the conduct of the re-audit. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those which were anticipated.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

          (c)  Exhibits

          16.1  Letter from Deloitte & Touche LLP (to be filed by amendment)
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GENCOR INDUSTRIES, INC.
                                            (Registrant)

Date:  December 10, 1999                By: /s/ E.J. Elliott
                                           --------------------------------
                                           E.J. Elliott
                                           Chairman of the Board and President